Exhibit 2.01



                          LIMITED PARTNERSHIP AGREEMENT
                          -----------------------------


                               D&E WIRELESS, INC.

                                        &

                        OMNIPOINT VENTURE PARTNER I, LLC
                            OMNIPOINT HOLDINGS, INC.




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                          LIMITED PARTNERSHIP AGREEMENT

     This LIMITED PARTNERSHIP AGREEMENT (the "Agreement") is made this 14th day of November 1997 (the "Closing Date"), by and among D&E WIRELESS, INC., a Pennsylvania corporation ("D&E") and OMNIPOINT VENTURE PARTNER I, LLC, a Delaware corporation ("Omnipoint") (each a "General Partner" and collectively the "General Partners"); and D&E and OMNIPOINT HOLDINGS, INC., a Delaware corporation ("Omnipoint LP") (each a "Limited Partner" and collectively, the "Limited Partners"). The General Partners and the Limited Partners are sometimes collectively referred to as the "Partners" and individually as a "Partner."

                                    RECITALS:

     WHEREAS, Omnipoint, a wholly-owned indirect subsidiary of Omnipoint Corporation, and its Affiliates are in the business of developing, operating and managing Personal Communications Services ("PCS") systems and have certain rights to operate PCS systems in the following Pennsylvania Basic Trading Areas ("BTAs"): York-Hanover, Harrisburg, Lancaster and Reading (the "Designated BTAs");

     WHEREAS, D&E, a wholly-owned subsidiary of D&E Communications, Inc., is a Pennsylvania corporation with certain rights to operate PCS systems in the following Designated BTAs: York-Hanover, Harrisburg and Lancaster;

     WHEREAS, D&E, Omnipoint, and Omnipoint LP desire to create a limited partnership (the "Venture") for the purpose of developing, managing and operating PCS systems in the Designated BTAs, engaging in any other business activities to which the General Partners mutually agree, and engaging in any and all activities incident thereto.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and agreements contained herein, D&E, Omnipoint, and Omnipoint LP hereby agree as follows:


                                    ARTICLE I
                               GENERAL PROVISIONS

     Section 1.1 Formation of Limited Partnership. The Partners hereby form and establish the Venture as a limited partnership under the terms and provisions (of this Agreement and the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware (the "Act") as of the date first above written, for the limited purposes and upon the terms and conditions set forth in this Agreement. The rights and liabilities of the Partners shall be as provided in this Agreement and the Act.

     Section 1.2 Name of the Venture. The name of the Venture shall be "D&E/Omnipoint Wireless Joint Venture, L.P.," or such other name as the General Partners from time to time may designate, and all business of the Venture shall be conducted solely in such name, and all assets

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of the Venture shall be held in such name. The General Partners shall cause to be filed on behalf of the Venture such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law.

     Section 1.3 General Partners. The names and addresses of the General Partners of the Venture are (i) D&E Wireless, Inc., 4139 Oregon Pike, Ephrata, Pennsylvania 17522; and (ii) Omnipoint Venture Partners I, Inc., 16 Wing Drive, Cedar Knolls, New Jersey 07927.

     Section 1.4 Limited Partners. The names and addresses of the Limited Partners of the Venture are (i) D&E Wireless, Inc., 4139 Oregon Pike, Ephrata, Pennsylvania 17522; and (ii) Omnipoint [Limited Partner], Inc., 16 Wing Drive, Cedar Knolls, New Jersey 07927.

     Section 1.5 Business of the Venture. The business of the Venture shall be to develop, install, manage, and operate: (i) a GSM-PCS 1900 system (or other PCS systems as unanimously approved by the Partner Members of the Management Committee) in the Designated BTAs; and (ii) a wireless local loop system; both in accordance with the Initial Business Plan attached hereto as Schedule C, and to engage in any and all activities incident thereto. Except as otherwise provided in this Agreement or as mutually agreed by the General Partners, the Venture shall not engage in any other activity or business and no Partner shall have any authority to hold itself out as a general agent of the other Partner in any other business or activity, unless mutually agreed by the General Partners. In furtherance of its business, the Venture shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware on partnerships formed under the laws of that state, and shall do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of said state.

     Section 1.6 Place of Business of the Venture. The principal place of business of the Venture is located at 4139 Oregon Pike, Ephrata, Pennsylvania 17522. The General Partners may, at any time and from time to time, upon mutual consent, change the location of the Venture's principal place of business, and may establish such additional place or places of business of the Venture as they may from time to time determine.

     Section 1.7 Title to Venture Property. All property owned by the Venture, whether real or personal, tangible or intangible, shall be deemed to be owned by the Venture as an entity, and no Partner, individually, shall have any ownership interest in such property.

     Section 1.8 No Payments of Individual Obligations. The Partners shall use the Venture's credit and assets solely for the benefit of the Venture. No asset of the Venture shall be transferred or encumbered for or in payment of any individual obligation of a Partner.

     Section 1.9 Filing of Certificates. The General Partners shall file and record all certificates, notices, statements or other instruments required by law with respect to the formation of, or conduct of business by, the Venture in all jurisdictions, where the Venture may elect to do business.

     Section 1.10 Definitions. As used herein:

        "Accountants" has the meaning set forth in Section 6. 1.


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        "Affiliate" means a person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

        "Affiliated Partner" of a Partner means any other Partner that is also an Affiliate of such Partner.

        "Annual Budget and Business Plan" has the meaning set forth in Section 8.7(b).

        "BTAs" has the meaning set forth in the recitals.

        "Chief Executive Officer" has the meaning set forth in Section 8.7(a).

        "Closing Date" has the meaning set forth in the preamble.

        "Code" has the meaning set forth in Section 2.3.

        "Confidential Information" has the meaning set forth in Section 7.1.

        "Debt Consideration" has the meaning set forth in Section 16.2(g).

        "Defaulting Partner" has the meaning set forth in Section 17.2(a).

        "Defaulting Partners" has the meaning set forth in Section 17.2(c).

        "Designated BTAs" has the meaning set forth in the recitals.

        "Developments" means all inventions, know-how, improvements, discoveries, methods, developments, software, and works of authorship, whether or not patentable and whether or not copyrightable, and all intellectual property, including but not limited to patents, copyrights, trade secrets and trademarks, and all books, schematics and records related thereto which are or were created, made, authored, conceived, reduced to practice by the Venture or at or under the Venture's direction, whether jointly or with others.

        "Disclosing Partner" has the meaning set forth in Section 7.1.

        "Dispute" has the meaning set forth in Section 18.1.

        "Distributable Cash" has the meaning set forth in Section 4.1.

        "Encumbrances" has the meaning set forth in Section 16.2(d).

        "Event of Default" has the meaning set forth in Section 17.2(a).

        "Executive Officer" has the meaning set forth in Section 8.7(d).

        "Fair Market Value" means, with respect to any property or asset, the dollar value of the property or asset determined (i) by mutual agreement of the General Partners, or (ii) if the General Partners cannot so agree within 20 days after one General Partner first proposes in


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writing to the other General Partner that Fair Market Value be determined, by two independent Appraisers, one selected by each General Partner, provided, that if a General Partner fails to appoint an Appraiser within 10 days following the expiration of such 20-day period, Fair Market Value shall be determined by the Appraiser selected by the other General Partner. If two Appraisers are selected, each Appraiser shall submit to the General Partners their respective appraisals within 30 days after their selection and the Fair Market Value shall be the average of the two appraisals, provided, however, that if any discrepancy between the dollar value of the appraisals exceeds 10% of the higher appraisal and the General Partners do not agree on a settlement of the discrepancy within 10 days after receipt of the appraisals, then a third Appraiser mutually selected by the General Partners (or if they cannot so select, then selected by the first two Appraisers), shall be afforded access to the first two appraisals. The third Appraiser shall select one of the appraisals of the first two Appraisers, which selection shall constitute a final determination of Fair Market Value of the property or asset and shall be binding upon the Partners. The fees of each of the first two Appraisers shall be borne by the General Partner that selected it and the fees of the third Appraiser, if any, shall be borne equally by the General Partners.

        "General Partner" and "General Partners" each have the meaning set forth in the preamble.

        "Improvements" means any information, whether or not patentable, developed or acquired by the Venture or a Partner during the Term of the Venture for use in connection with the business of the Venture.

        "Indemnified Party" has the meaning set forth in Section 19.4.

        "Indemnifying Party" has the meaning set forth in Section 19.4.

        "Initial Capital Contributions" has the meaning set forth in Section
2.1.

        "Initial Term" has the meaning set forth in Section 15.1.

        "Insolvency Event" has the meaning set forth in Section 17.1.

        "Insolvent Partner" has the meaning set forth in Section 17.1.

        "Insolvent Partners" has the meaning set forth in Section 17.1.

        "Limited Partner" and "Limited Partners" each have the meaning set forth in the preamble.

        "Liquidating Partner" has the meaning set forth in Section 20.1(a).

        "Major Accounts" has the meaning set forth in Section 11.1.

        "Major Competitors" has the meaning set forth in Section 16.5.

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        "Management Committee" has the meaning set forth in Section 8.1(a).

        "Marks" means all trademarks, service marks and trade names of either of the General Partners or the Venture.

        "Marks License Agreements" has the meaning set forth in Section 12.2.

        "Members" has the meaning set forth in Section 8.1(c).

        "Neutral Member" has the meaning set forth in Section 8.1(c).

        "Noncontributing Partner" has the meaning set forth in Section 5.3.

        "Nondefaulting Partner" has the meaning set forth in Section 17.2(a).

        "Nonterminating Partner" has the meaning set forth in Section 15.3.

        "Notice of Default" has the meaning set forth in Section 17.2(a).

        "Notice of Election" has the meaning set forth in Section 16.2(b).

        "Notice of Intent to Purchase" has the meaning set forth in Section 13.5(b).

        "Notice of Proposed Transfer" has the meaning set forth in Section 16.2(a).

         "Offered Price" has the meaning set forth in Section 16.3(a).

        "Offeree Notice" has the meaning set forth in Section 16.3(a).

        "Offeree Partner" has the meaning set forth in Section 16.3(a).

        "Offeree Partners" has the meaning set forth in Section 16.3(a).

        "Offering Partner" has the meaning set forth in Section 16.3(a).

        "Offering Partners" has the meaning set forth in Section 16.3(a).

        "Optional Loans" has the meaning set forth in Section 5.2.

        "Other Indemnified Persons" has the meaning set forth in Section
19.2(a).

        "Partner" and "Partners" each have the meaning set forth in the preamble.

        "PCS" has the meaning set forth in the recitals.

        "Percentage Interests" has the meaning set forth in Section 2.6.

        "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization or a government or any department or agency thereof.


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        "Pro Rata Basis," when used with respect to the sale of all or any part of the Partners' interests in the Venture pursuant to Section 16.2(b)(i), shall mean that each Partner shall sell to the Proposed Purchaser a portion of its interest in the Venture. The sum of such portions shall equal the interest that the Proposing Partner proposed in its Notice of Proposed Transfer. The percentage that each such portion bears to the total interest being conveyed shall equal the percentage that such Partner's interest in the Venture bears to the sum of the Partners' interests in the Venture.

        "Property Value" has the meaning set forth in Section 16.2(g).

        "Proposed Purchaser" has the meaning set forth in Section 16.2(a).

        "Proposed Transfer" has the meaning set forth in Section 16.2(a).

        "Proposing Partner" has the meaning set forth in Section 16.2(a).

        "Purchase Price" has the meaning set forth in Section 16.2(a).

        "Recipient" has the meaning set forth in Section 7.1.

        "Remaining Partner" has the meaning set forth in Section 16.2(a).

        "Rules" has the meaning set forth in Section 18.3.

        "Service and Lease Agreements" has the meaning set forth in Section
14.1.

        "Solvent Partner" has the meaning set forth in Section 17.1(d).

        "Spectrum Purchaser" has the meaning set forth in Section 13.5(a).

        "Spectrum Value" has the meaning set forth in Section 13.5(b).

        "Subsequent Term" has the meaning set forth in Section 15.2.

        "Tax Matters Partner" has the meaning set forth in Section 6.7(a).

        "Term" has the meaning set forth in Section 15.2.

        "Terminating Partner" has the meaning set forth in Section 15.3.

        "Unaffiliated General Partner" means the General Partner that is not an Affiliate.

        "Venture" has the meaning set forth in the recitals.



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                                   ARTICLE II
                              CAPITAL CONTRIBUTIONS

     Section 2.1 Initial Capital Contributions. Each Partner shall make certain initial cash and in-kind contributions to the Venture (the "Initial Capital Contributions"). Within 30 days of the date hereof, the Management Committee shall agree upon the amounts and nature of such Initial Capital Contributions, and shall set forth such Initial Capital Contributions, and the nature thereof, on a schedule which shall be attached hereto as Schedule A. All Initial Capital Contributions shall be paid in full or conveyed within 30 days of the date the Management Committee reaches agreement pursuant to the previous sentence. As of the date of this Agreement, the Initial Capital Contributions represent the total capital of the Venture.

     Section 2.2 Contribution of PCS Licenses.

        (a) Each License Holder (as defined below), subject to FCC approval as provided in Section 13.1, will assign and contribute as part of each Partner's initial capital contribution to the Venture, all of its PCS licenses in the Designated BTAs, excluding the C-Block PCS licenses (which shall be contributed in accordance with Section 2.2(b)).

        (b) After any final date for making elections under the FCC C-Block Order (as defined in Section 13.1), which date will no longer be subject to any further administrative or judicial challenge or appeal (the "C-Block Determination Date"), each License Holder will assign and contribute its remaining C-Block PCS licenses in the Designated BTAs, if any, on the basis of the terms set forth in Article 13.

        (c) All PCS licenses subsequently acquired by any Partner or its Affiliates in the Designated BTAs will be promptly contributed to the Venture, subject to FCC rules and regulations.

        (d) The PCS license contributions will be credited as in-kind capital contributions to the capital account of the affiliated General Partner of each License Holder, and will be valued on the basis of the cash paid, as of the date of such contribution, by the License Holder to the FCC for each such license. Upon each round of PCS license contributions, as set forth in subsections (a),
(b) and (c), above, to the extent that the value of one General Partner's PCS license capital contribution is smaller than that of the other General Partner, such General Partner (or such General Partner's Affiliated Limited Partner) shall contribute an amount in cash to the Venture equal to the difference between the value of its PCS license capital contribution and the value of the PCS license capital contribution of the other General Partner. Subsequent to the contributions required pursuant to this Section 2.2 (or failure to make such contributions), all Partners' Percentage Interests in the Venture shall be adjusted proportionately based on: (i) the Initial Capital Contribution of each Partner; plus (ii) all contributions made by each General Partner pursuant to
Section 5.3; plus (iii) the value of all PCS licenses contributed pursuant to this Section 2.2; plus (iv) any cash contributed pursuant to this Section 2.2. In the event of a transfer of an interest in the Partnership to an Affiliate, the contributions of the transferor shall be deemed to have been made by the transferee to the extent of the transferred interest.



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     Section 2.3 Tax Treatment of Contributed Property. Upon agreement as to the amount and nature of the Initial Capital Contributions, the Management Committee shall prepare, and attach hereto, Schedule B which shall show, for certain items of property to be conveyed to the Venture as in-kind contributions, the basis of those items for federal income tax purposes in the hands of the respective Partners who are to contribute such property. Income, gain, loss, and deduction with respect to any property contributed to the capital of the Venture shall, for tax purposes (but not for purposes of maintaining the Partners' respective Capital Accounts), be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Venture for federal income tax purposes and its fair market value in accordance with Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder. The determination of the method under Treasury Regulations ss. 1.704-3 for making Section 704(c) allocations with respect to contributed property shall be made by the Management Committee in consultation with the accountants to the Venture.

     Section 2.4 Further Contributions; Withdrawals; Return of Capital. The Partners shall not be required to contribute additional capital or loan any funds to the Venture, except as expressly provided in Article V hereof. Except as specifically provided herein, no Partner may contribute capital to, or withdraw capital from, the Venture. To the extent any cash which any Partner is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the Partners consents to the withdrawal of such capital. Under circumstances requiring a return of any capital, no Partner shall have the right to receive property other than cash, except as provided in
Section 20.3 hereof.

     Section 2.5 No Interest. No interest shall be paid on the Initial Capital Contribution to the Venture by any Partner.

     Section 2.6 Percentage Interests. The respective percentage interests (the "Percentage Interests") of the Partners shall initially be as follows:

           General Partners:
           -----------------
                    D&E                        1%
                    Omnipoint                  49%

           Limited Partners:
           -----------------
                    D&E                        49%
                    Omnipoint                  1%


Such Percentage Interests may be adjusted as set forth in Section 2.2(d) or 5.3 hereof. The provisions of this Section shall not give a Partner an interest in any amount credited to the capital account of any other Partner.



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     Section 2.7 Failure to Make Initial Capital Contributions. If any
General Partner fails to pay or convey its Initial Capital Contribution at the time and in the form and amount required by Section 2.1, Schedule A, and the other provisions of this Agreement, the Venture shall immediately dissolve and the Partners who have paid or conveyed all or any portion of their Initial Capital Contribution shall be entitled to a return of the cash and in-kind contributions made, unless the General Partners shall have entered into a written agreement requiring an alternative procedure for continuing the Venture, in which case the alternative procedure shall be followed.


                                   ARTICLE III
                        ALLOCATION OF PROFITS AND LOSSES

     Section 3.1 Profits and Losses. The Partners shall share profits and losses in the proportion of their respective Percentage Interests in the Venture. Except as otherwise provided herein or in Section 2.3, for federal income tax purposes, each item of income, gain, loss deduction or credit entering into the computation of the Venture's taxable income shall be allocated in the same proportion as profits and losses are allocated. In the event the book value of any asset of the Venture is adjusted upon: (a) acquisition of an interest in the Venture by any Person in exchange for a Capital Contribution or (b) any non-pro rata distribution to Partners of Venture property other than cash, subsequent allocation of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as for allocations with respect to contributed property under Code Section 704(c) and the Treasury Regulations thereunder.

     Section 3.2 Capital Accounts. A Partner's capital account shall be credited with (i) its contributions to the capital of the Venture and (ii) its allocable share of Venture income and gains, and shall be debited with (i) its allocable share of Venture deductions and losses and (ii) the amount of any distributions to such Partner. Capital accounts shall be maintained in accordance with Treasury Regulation 1.704-1(b) or any successor regulation.

     Section 3.3 General. The respective Percentage Interests of the Partners shall remain as set forth above unless adjusted pursuant to Section 2.2(d) or
5.3 hereof or by an assignment of an interest in the Venture authorized by the terms of this Agreement.


                                   ARTICLE IV
                                  DISTRIBUTIONS

     Section 4.1 Distributable Cash. The term "Distributable Cash" as used herein with respect to any period shall mean all cash revenues and funds received by the Venture in such period, (a) including funds released from reserves which the Management Committee determines are no longer needed, but (b) excluding funds received as capital contributions, the proceeds of any financing obtained by or additional equity investment in the Venture, and the proceeds of any investment of such capital contributions and financing, less the sum of the following which are not paid from sources referred to in (b), above: (i) all amounts expended by the Venture in the


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course of business operations pursuant to this Agreement in such period, including, without limitation, expenditures by the Venture for the development, installation, management, and operation of a GSM-PCS 1900 system (or other PCS systems as unanimously approved by the Partner Members of the Management Committee) as contemplated by this Agreement and any principal and interest payments to third parties on loans obtained pursuant to Section 5.1 and (ii) such working capital and cash reserves or other amounts as the Management Committee reasonably determines to be necessary for the Venture's operation.

     Section 4.2 Distribution of Distributable Cash. Distributable Cash for each fiscal quarter shall be distributed within 30 days after the end of such quarter, in the following order of priority:

        (a) To the General Partners to repay amounts lent by them to the Venture pursuant to Section 5.2 hereof, any such payments to be made on a pro rata basis to the General Partners, based on the amounts of their respective loans outstanding at that time, and to be applied first against accrued interest.

        (b) To the extent any Distributable Cash remains after distribution pursuant to Section 4.2(a), among the Partners in the same proportion as their then current Percentage Interests in the Venture.


                                    ARTICLE V
                         ADDITIONAL CAPITAL REQUIREMENTS

     Section 5.1 Priority for Additional Capital for the Venture. In the event that the Management Committee determines that the Partners' Initial Capital Contributions are insufficient to meet the Venture's costs, expenses, obligations, liabilities and charges, or to make any expenditure authorized by this Agreement, the Management Committee may pursue and obtain additional funds for the Venture, assuming reasonable terms and conditions, as determined by the Management Committee, in the following order of priority.

        (a) Third party loans without recourse to the General Partners;

        (b) Loans by either or both of the General Partners, pursuant to Section
5.2 hereof, without recourse to the other General Partner;

        (c) Third party loans with recourse to the General Partners;

        (d) Calls for additional capital contributions by the Partners pursuant to Section 5.3 hereof; and

        (e) Equity investment in the Venture by third parties, provided such investment is mutually agreed to by the General Partners.

     Section 5.2 Loans by General Partners to the Venture. In the event that the Management Committee determines, pursuant to Section 5.1, that borrowing from the General Partners is the most appropriate source of additional required capital, the Management Committee may require


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each General Partner to advance up to $1 million per year to the Venture in the form of loans in proportion to their Percentage Interests upon such reasonable and identical terms and conditions as the Management Committee determines; provided, however, that neither General Partner shall be required to advance funds to the Venture to the extent that the aggregate principal owed by the Venture to such General Partner from time to time exceeds $5 million. The Management Committee may also request that the General Partners loan amounts over and above the $1 million required loan amount ("Optional Loans"). All Optional Loans to the Venture by a General Partner must be approved by the other General Partner. Both General Partners shall have the initial opportunity to participate in any such loan on the same basic terms and in proportion to their then current Percentage Interests in the Venture. Such loans shall be repayable solely out of assets of the Venture, in accordance with the provisions of Sections 4.2 and 20.3 hereof, and no General Partner shall have any personal liability on account thereof, nor shall there be any recourse to such General Partner's assets.

     Section 5.3 Additional Capital Contributions. In the event that the Management Committee determines, pursuant to Section 5.1, that additional capital contributions from the Partners is the most appropriate source of additional required capital, the Management Committee may require each General Partner and its respective Affiliated Partners to contribute additional capital to the Venture in proportion to their then current aggregate respective Percentage Interests in the Partnership (but allocated between such General Partners and their respective Affiliated Partners in such proportion as they, in their sole discretion, so determine). To the extent that a General Partner and its Affiliated Partners (in the aggregate) fail to make all or part of their proportionate contribution within 120 days (or such other term as the Management Committee may set from time to time, but not less than 90 days) of the request from the Management Committee (a "Noncontributing Partner"), the other General Partner and its Affiliated Partners shall have the right, but not the obligation, to contribute, within 30 days, additional funds to the Venture to make up all or part of the deficiency of the Noncontributing Partner. Upon the receipt by the Partnership of the capital contributions required under this
Section 5.3, including the satisfaction of any deficiency, the Partnership Interest of each Partner will be adjusted in proportion to: (i) the Initial Capital Contribution of each Partner; plus (ii) all contributions made by each Partner pursuant to this Section 5.3; plus (iii) the value of all PCS licenses contributed pursuant to Section 2.2; plus (iv) any cash contributed pursuant to
Section 2.2. Except as otherwise provided in this Article 5 and in Section 2.2, no loan, loans, gifts or other contributions made by a Partner to the Venture shall increase such Partner's Interest. In the event of a transfer of an interest in the Partnership to an Affiliate, the contributions of the transferor shall be deemed to have been made by the transferee to the extent of the transferred interest.


                                   ARTICLE VI
                             ACCOUNTING AND RECORDS

     Section 6.1 Books and Records. The Venture shall keep at its principal office separate books of account for the Venture which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Venture business in accordance with generally accepted accounting


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principles consistently applied and sufficient to obtain an unqualified opinion from the Venture's independent public accountants (the "Accountants") as to the Venture's financial position and results of operations. Such books shall be kept on an accrual basis in accordance with the accounting methods followed by the Venture for federal income tax purposes. Each General Partner shall, at its sole expense, have the right, at any time without notice to the other, to examine, copy and audit the Venture's books and records during normal business hours.

     Section 6.2 Reports.

        (a) The Venture shall cause to be prepared and delivered to each General Partner and each Member of the Management Committee the following reports within 90 days following the last day of each fiscal year:

           (i) a balance sheet as of the end of the Venture's fiscal year and statements of income, Partners' equity and changes in financial position for the year then ended, each of which shall be audited by the Accountants;

           (ii) a general description of the activities of the Venture during the year then ended;

           (iii) a report of any material transactions between the Venture and the General Partners or any of their Affiliates, including fees or compensation paid by the Venture and the products supplied and services performed by the General Partners or any such Affiliate for such fees or compensation; and

           (iv) an annual safety review.

        (b) The Venture shall cause to be prepared and delivered to each General Partner and each Member of the Management Committee the following reports within 60 days following the last day of each quarter:

           (i) a report containing a balance sheet and statement of income for the quarter then ended, each of which may be unaudited but which shall be certified by the chief financial officer of the Venture as fairly presenting the financial position and results of operations of the Venture during the period covered by the report and as having been prepared in accordance with generally accepted accounting principles applied on a basis substantially consistent with that of the Venture's audited financial statements;

           (ii) a report containing a description of any material event regarding the business of the Venture during the quarter then ended;

           (iii) an engineering summary (base station, switch and related infrastructure deployment);

           (iv) an operations plan (order fulfillment, billing, customer care & other support operations);

           (v) a marketing plan review (pricing and advertising strategy and feature and product development);

           (vi) business and budget review (assessment of actual versus budgeted costs and revenues);

        (c) The Venture shall cause to be prepared and delivered to each General Partner and each Member of the Management Committee the following financial summary reports within 10 days following the last day of each month:

           (i) human resources-related business risks and exposures;

           (ii) profit and loss;

           (iii) sources and uses of cash;

           (iv) major liabilities;

           (v) major contracts; and

           (vi) other major business risks.

        (d) Within 60 days of the end of each fiscal year, the Venture, will cause to be delivered to each Partner all information necessary for the preparation of such Partner's Federal income tax returns, including a statement showing such Partner's share of income, gains, losses, deductions and credits for such year for Federal income tax purposes and the amount of any distribution made to or for the account of such Partner pursuant to this Agreement.

     Section 6.3 Fiscal Year. The fiscal year of the Venture shall be the calendar year. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and end of the Term of the Venture.

     Section 6.4 Bank Accounts. The Venture shall maintain one or more accounts in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Venture, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the Venture, and shall be received, held and disbursed by the Venture for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Venture, and no other funds shall in any way be commingled with such funds.

     Section 6.5 Tax Returns. The Venture shall cause income tax and informational returns for the Venture to be prepared and timely filed with the appropriate authorities.

     Section 6.6 Tax Elections.

        (a) The Venture may elect to adjust the basis of the assets of the Venture for Federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Venture property as described in Section 734 of the Code or a transfer by any Partner of its interest in the Venture as described in Section 743 of the Code.

        (b) The Venture shall also, from time to time, make such other tax elections as it deems necessary or desirable to carry out the business of the Venture or the purposes of this Agreement.

     Section 6.7 Tax Matters Partner.

        (a) D&E is hereby designated as the "Tax Matters Partner" of the Venture for Federal income tax purposes. The Tax Matters Partner shall have and perform all of the duties required under the Code, including the following duties: (i) furnish the name, address, current Percentage Interest in the Venture, and taxpayer identification number of each Partner to the IRS; and (ii) within 15 calendar days after the receipt of any correspondence or communication relating to the Venture or a Partner from the IRS, the Tax Matters Partner shall forward to each Partner a photocopy of all such correspondence or communication(s). The Tax Matters Partner shall, within 15 calendar days thereafter, advise each Partner in writing of the substance and form of any conversation or communication held with any representative of the IRS.

        (b) The Tax Matters Partner shall not without the prior written consent of the other Partners: (i) extend the statute of limitations for assessing or computing any tax liability against the Venture (or the amount or character of any Venture tax items); (ii) settle any audit with the IRS concerning the adjustment or readjustment of any Venture tax item(s); (iii) file a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any IRS adjustment; (iv) initiate or settle any judicial review or action concerning the amount or character of any Venture tax item(s); or (v) take any other action not expressly permitted by this Section on behalf of the Ventures or the Venture in connection with any administrative or judicial tax proceeding.

        (c) The Venture shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners, provided, however, that the Tax Matters Partner will not be entitled to indemnification if its conduct otherwise giving rise to a right of indemnification constituted fraud, gross negligence, willful misconduct or breach of fiduciary duty. The payment of all such expenses shall be made before any distributions are made of Distributable Cash. If the assets of the Venture are insufficient to reimburse such expenses, claims, liabilities, losses and damages, the other Partners shall be obligated to contribute to the shortfall pro rata in accordance with their Percentage Interest in the Venture.

                                   ARTICLE VII
                    CONFIDENTIAL INFORMATION & NONCOMPETITION

     Section 7.1 Confidential Information. In the course of negotiations prior to execution of this Agreement, or in the course of the Term of the Venture, each Partner (a "Disclosing Partner") may have made or may make available to the Venture or the other Partners, directly or to their Affiliates, agents or employees (each a "Recipient"), certain information, including, without limitation, information relating to the Disclosing Partner's research, development, product design, engineering data, specifications, processes, production operations or techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature (collectively, "Confidential Information"), which may include designs, specifications and know-how, in which the Disclosing Partner or its respective suppliers or subcontractors have proprietary interests. Confidential Information shall remain the property of the Disclosing Partner; and the Recipient shall ensure that such Confidential Information, except as permitted by this Section 7. 1, shall be held in the strictest confidence and shall be used by the Recipient only in the performance of its obligations under this Agreement and other agreements contemplated hereunder. This obligation shall survive termination of this Agreement indefinitely, but shall not apply to Confidential Information disclosed by the Recipient to a third party to the extent that such Confidential Information:

        (a) at the time of disclosure is part of the public knowledge or literature and readily accessible to such third party, provided that any combination of features shall not be deemed within this exception merely because individual features are part of the public knowledge or literature and readily accessible to such third party, but only if the combination itself and its principle of operation are part of the public knowledge or literature and readily accessible to such third party;

        (b) is required by law to be disclosed;

        (c) is required by any vendor, supplier or consultant to the Venture in order to "carry out the purpose of their engagement; provided that, the Recipient disclosing such Confidential Information: (i) uses its best efforts to provide reasonable notice of such disclosure to the Disclosing Partner; and (ii) obtains the written obligation of such third party in a form satisfactory to the Disclosing Partner prior to disclosing such information that all of the provisions of this Article 7 shall apply with equal force and effect to such third party;

        (d) was lawfully in the possession of the Recipient prior to its disclosure by the Disclosing Partner, as evidenced by the Recipients' written materials; or

        (e) has been lawfully obtained by the Recipient from a third party or third parties who were not in breach of any nondisclosure obligation to the Disclosing Partner.

     Section 7.2 Return of Confidential Information. Upon termination of this Agreement, each Recipient shall return to the Disclosing Partner all Confidential Information disclosed to such Recipient, and all magnetic, computer-resident, photostatic, or other copies or derivatives thereof

     Section 7.3 Noncompetition. During the Term of the Venture, no Partner or any Affiliate of a Partner shall directly or indirectly compete with, retain or acquire an ownership interest in, or engage in, any business that competes with the Venture in providing wireless services within the 1900 Mhz band in the Designated BTAs. For three years after the dissolution of the Venture, unless dissolved by mutual agreement of the General Partners, no Partner effecting such dissolution shall establish any business that provides wireless services within the 1900 Mhz band in the Designated BTAs. If, during the Term of the Venture, a Partner is presented with a business opportunity involving the provision of wireless services within the 1900 Mhz band in the Designated BTAs, such Partner shall first offer such business opportunity to the Venture, and shall only pursue such opportunity upon a determination that the Venture is not willing or is unable to participate in such opportunity.

     Section 7.4 Equitable Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 7 and that the non-breaching Partner(s), subject to applicable law, shall be entitled to equitable relief, including temporary and permanent injunctions, against any actual or threatened breach of this Section 7, without the need to post any bond or other security and without having to demonstrate special or unique damages. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7, but shall be in addition to all other remedies available at law or equity to the non-Breaching Partner(s). In the event of litigation relating to this Section 7, if a court of competent jurisdiction determines in a final, nonappealable order that a Partner has breached a provision of this Section 7, then such Partner shall be liable and pay to the non-breaching Partner(s) the reasonable legal fees such non-breaching Partner(s) incurred in connection with such litigation, including any appeal therefrom.


                                  ARTICLE VIII
                              MANAGEMENT OF VENTURE

     Section 8.1 Management Committee.

        (a) To provide for the management of the Venture, the General Partners hereby establish a management committee (the "Management Committee"). Except as reserved to the General Partners in this Agreement, the business and affairs of the Venture shall be managed under the direction of the Management Committee, and the Management Committee shall have all power and authority to manage, and direct the management and the business and affairs of, the Venture. Any power not specifically delineated in this Agreement, or delegated by the Management Committee pursuant to a policy of delegation adopted by the Management Committee, shall remain with the Management Committee. Approval by or action taken by the Management Committee in accordance with the Agreement shall constitute approval or action by the Venture and shall be binding on the General Partners. The Management Committee shall manage the Venture in a manner consistent with maximizing the long-term value of the Venture.

        (b) The Management Committee shall initially consist of four members, two of whom shall be appointed by D&E and two of whom shall be appointed by Omnipoint (the "Partner Members"). At any time, D&E shall have the power to remove (with or without cause), the Partner Members appointed by D&E, and Omnipoint shall have the power to remove (with or without cause) the Partner Members appointed by Omnipoint, in either case, by delivering written notice of such removal to the Venture and the other General Partner.

        (c) In the event of a deadlock among the Partner Members that is not resolved within 30 days, a fifth member (the "Neutral Member") shall be appointed to the Management Committee (the Neutral Member and the Partner Members are hereinafter collectively and individually sometimes referred to as "Members"). The Neutral Member shall be independent of any Partner and shall be appointed upon a unanimous vote of the Partner Members, provided however, that if the Venture Members do not agree on the appointment of the Neutral Member within 60 days after the deadlock arises, the D&E Partner Members and the Omnipoint Partner Members shall each appoint a third party respectively, and such third parties shall select the Neutral Member. The Neutral Member may be removed (with or without cause) by a unanimous vote of the Partner Members.

        (d) In the event of an adjustment of the Partners' Percentage Interests pursuant to Section 5.3 resulting in either D&E and its Affiliated Partner(s) or Omnipoint and its Affiliated Partner(s) having an aggregate Percentage Interest of 60 percent or greater, D&E or the Omnipoint, as the case may be, shall have the right to appoint a third Partner Member to replace the Neutral Member on the Management Committee, and the provisions of this Agreement relating to the Neutral Member shall be of no further force or effect so long as the aggregate Percentage Interest of D&E and its Affiliated Partner(s) or Omnipoint and its Affiliated Partners, as the case may be, continues to be 60 percent or greater.

        (e) Each Member will have a fiduciary responsibility to act in good faith on behalf and in the best interests of the Venture. Each Member shall serve for a term of two (2) years, which may be renewed for successive terms, or until: (i) in the case of the Partner Members, such Member's successor is designated by the General Partner that appointed such Member; (ii) in the case of the Neutral Member, the Partner Members unanimously appoint such Neutral Member's successor; or (iii) such Member's earlier resignation, removal, death, or inability to serve. Any Member may resign at any time upon written notice to the Venture and the General Partners. Vacancies among the Partner Members shall be filled by the General Partner that appointed the Partner Member previously holding the position which is then vacant. Any vacancy in the position of the Neutral Member shall be filled by a unanimous vote of the Partner Members, provided however, that if the Venture Members do not agree on the appointment of a Neutral Member within 30 days after the vacancy arises, the D&E Partner Members and the Omnipoint Partner Members shall each appoint a third party respectively, and such third parties shall select the Neutral Member. Appointment of a Member shall be effective upon receipt of notice by the Venture and the General Partner(s) from the General Partner or Partner Members taking such action.

     Section 8.2 Notice of Management Committee Meetings, Location, Waiver of Notice. Regular meetings of the Management Committee shall be held at least once per quarter at the offices of the Venture or at such other times and places as may be fixed by the Management Committee, and may be held without further notice. Special meetings of the Management Committee may be called by the Chief Executive Officer or by any two Partner Members upon seven (7) days' prior written notice, which notice shall identify the purpose of the special meeting or the business to be transacted; provided that the failure to identify specifically an action to be taken or business to be transacted shall not invalidate any action taken or any business transacted at a special meeting. Notice of meeting may be waived before a meeting by a written waiver of notice signed by the Member entitled to notice. A Member's attendance at a meeting shall constitute waiver of notice unless the Member states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened.

     Section 8.3 Quorum, Approvals; Proxies, Written Action. The presence, in person, by proxy, or by telephone conference call (with all parties able to hear and speak to all other parties), of all Partner Members shall be required for the transaction of business at a Management Committee meeting. A vote of three Members present, in person or by proxy, at a duly constituted meeting shall govern all of the Management Committee's actions and constitute approval of the Management Committee. Each Member may vote by delivering his proxy to another Member. The Management Committee may act without a meeting if the action taken is approved in advance in writing by the unanimous consent of all Members of the Management Committee. The Management Committee shall cause written minutes to be prepared of all action taken by the Management Committee and shall cause a copy thereof to be delivered to each Member within 15 days thereafter.

     Section 8.4 Authority of the Management Committee. Unless otherwise agreed to in writing by the General Partners, the Management Committee, by its own action or by action of a subcommittee of the Management Committee, but not by delegation to officers or other employees of the Venture, shall, in addition to any other power granted to it in this Agreement, have the right, power and authority to take the following actions and no such action will be taken without the approval of the Management Committee.

        (a) making overall policy decision with respect to the business and affairs of the "Venture;

        (b) approving the Annual Budget and Business Plan, and related Marketing Plan, for the Venture, and any material amendments and supplements thereto;

        (c) approving the Strategic Plan for the Venture;

        (d) approving any capital expense line item deviation from the Annual Budget in excess of $250,000 or expense line item in excess of $100,000;

        (e) except for contracts entered into pursuant to guidelines to be established by the Management Committee, approving any contract, agreement or commitment with a value in excess of $250,000 or a term longer than five (5) years (or a group of related contracts, agreements or commitments with an aggregate value in excess of $250,000).

        (f) approving the choice of bank depositories, and approving arrangements relating to the signatories on bank accounts;

        (g) approving the choice of the Venture's attorneys, independent accountants, and any other consultants, where it is contemplated that such consultants will provide services with a value in excess of $50,000, or for a period longer than six (6) months;

        (h) approving all contracts that are proposed to be entered into between the Venture and any Partner or Affiliate, except those contracts specifically mentioned in Articles 13 and 14 of this Agreement, with an aggregate value in excess of $100,000;

        (i) approving any change of the Venture's fiscal year;

        (j) approving all distributions to the Partners;

        (k) approving the conveyance, sale, transfer, assignment, pledge, encumbrance, or disposal of, or the granting of a security interest in, any assets of the Venture valued in excess of $100,000;

        (l) approving the entry of the Venture, into any other partnership or joint venture,

        (m) except as provided in Section 5.2, the incurring of indebtedness by the Venture in an amount in excess of $100,000

        (n) the loaning of any sum or any other extension of credit by the Venture to any Person in an amount in excess of $50,000 (or, with respect to customers of the Venture, in an amount in excess of $250,000), or for a period in excess of six (6) months;

        (o) the guarantee by the Venture of any indebtedness of any other Person in any amount in excess of $100,000 or for a period in excess of six (6) months, or the guarantee of any contractual obligations of any other Person with a value in excess of $100,000 or for a period in excess of six (6) months;

        (p) except for base station site leases entered into pursuant to guidelines to be established by the Management Committee, the entrance by the Venture into any real estate lease with a value in excess of $250,000 or a term in excess of ten (10) years, or the acquisition by the Venture of any real estate with a value in excess of $100,000;

        (q) the authorization of any Partner to act for or to assume any obligation or responsibility on behalf of the Venture;

        (r) the employment, appointment and removal of any Executive Officer and any Venture employee who will be involved in the day-to-day management of the business of the Venture and who will receive salary and bonus in excess of 75% of the then current Chief Executive Officer's salary and bonus;

        (s) any change in accounting principles used by the Venture, except to the extent required by generally accepted accounting principles;

        (t) approving any tax elections of the Venture;

        (u) the conduct of litigation to which the Venture is a party;

        (v) approving the acquisition of any business or a business division from any Person whether by asset purchase, stock purchase, merger or other business combination;

        (w) approving the acquisition of any assets by the Venture, other than in the normal course of business, the fair market value of which may reasonably be expected to exceed $100,000;

        (x) making any legal or regulatory filings, or taking any position on behalf of the Venture before any state or federal body, or any relevant nongovernmental or quasi-governmental body; and

        (y) approving and executing the Service and Lease Agreements to be entered into pursuant to Article 14.

The actions noted in Subsections (b), (h), (k), (1), (n), (v), (w), and (y) of this Section 8.4 shall require unanimous approval of the Partner Members; provided, however, that with respect to Subsection (b), approval shall not be unreasonably withheld with respect to those portions of the Annual Budget and Business Plan and related Marketing Plan that relate to the normal operations of the Venture.

     Section 8.5 Subcommittees. The Management Committee may designate one or more subcommittees. Each subcommittee shall be composed of such number of Members as the Management Committee may determine, provided there is included an equal number of subcommittee members appointed by each General Partner. Any subcommittee, to the extent provided by the Management Committee, shall have and may exercise all the power and authority of the Management Committee.

     Section 8.6 No Individual Authority. Except as otherwise expressly provided in this Agreement, no Partner, acting alone, shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of, any other Partner or the Venture.

     Section 8.7 Executive Officers.

        (a) The Partner Members of the Management Committee shall unanimously agree on and appoint a chief executive officer (the "Chief Executive Officer"). In the event of the Chief Executive Officer's death, retirement, resignation, termination, or inability to serve, a successor Chief Executive Officer shall be unanimously appointed by the Partner Members. Subject to the control of the Management Committee and, within the scope of their authority, any committees thereof, the Chief Executive Officer shall: (a) have general and active management of all the business, property and affairs of the Venture, (b) see that all orders and resolutions of the Management Committee and the committees thereof are carried into effect, (c) effectuate the business plan of the Venture as set forth in the Annual Budget and Business Plan, (d) appoint and remove subordinate officers, employees and agents, other than those appointed, approved or elected by the Management Committee, as the business of the Venture may require, (e) act as the duly authorized representative of the Venture in all matters, and in that capacity, execute agreements and other contracts on behalf of the Venture, except where the Management Committee has formally designated some other person or group to act, and (f) in general perform all the usual duties incident to the office of Chief Executive and such other duties as may be assigned to such person by the Management Committee.

        (b) The Chief Executive Officer shall prepare, and submit to the Management Committee for its approval, as soon as practicable after the date hereof, a business plan for the operation of the Venture from the date hereof until December 31, 1997 (the "Initial Business Plan"), which, upon such approval, shall be attached to this Agreement as Schedule C. Furthermore, the Chief Executive Officer shall prepare, and submit to the Management Committee for its approval, as soon as practicable after the date hereof, for the fiscal year ending December 31, 1998, and at least sixty (60) days prior to the commencement of each subsequent fiscal year, an annual budget and business plan (the "Annual, Budget and Business Plan") for the Venture for such fiscal year. Each Annual Budget and Business Plan approved by the Management Committee shall remain operative until amended by the Management Committee or a successor Annual Budget and Business Plan has been approved by the Management Committee. The Chief Executive Officer shall conduct day-to-day affairs of the Venture in accordance with the approved Annual Budget and Business Plan. The Chief Executive Officer shall additionally make all decisions for the Venture which are not reserved to the Management Committee or the General Partners pursuant to this Agreement.

        (c) The Chief Executive Officer shall be directly responsible for reasonably achieving the requirements, goals and objectives of the Annual Budget and Business Plan. The Chief Executive Officer will be subject to immediate dismissal for any fraud, criminal, or unlawful conduct. The Management Committee retains the right to terminate the Chief Executive Officer for non-performance, unprofessional conduct or insubordination on the basis of only two (2) Member votes, such two Members to constitute a quorum for the limited purposes of this subsection. Termination of the Chief Executive Officer for any other reason shall require the vote of a majority of the Members of the Management Committee.

        (d) The Chief Executive Officer shall appoint a Chief Financial Officer, a Senior Executive for Sales and Marketing, and a Senior Executive for Engineering and Operations (together with the Chief Executive Officer, each an "Executive Officer") with such duties as may be established by the Management Committee. Except as provided in subsection (c) above, the Management Committee shall have the power to terminate any Executive Officer on the basis of a majority vote.

     Section 8.8 Interactions with Other PCS Carriers. No Executive Officer shall discuss or interact with other PCS wireless service providers for the purpose of discussing additional collaborative efforts--not including discussions regarding day-to-day operating issues, but including discussions regarding mergers, acquisitions, or sales of assets of the Venture--without first obtaining the prior approval of the Management Committee. Upon such approval by the Management Committee and prior to beginning such discussions, the Venture shall provide formal written notice to the General Partners of such approved and proposed action.


                                   ARTICLE IX
                         REPRESENTATIONS AND WARRANTIES

     Section 9.1 Representations and Warranties by D&E. D&E, along with its Affiliates, represents and warrants to, and covenants with, Omnipoint, as follows:

        (a) D&E is a corporation duly organized and validly existing under the law of the Commonwealth of Pennsylvania and is a corporation in good standing in such jurisdiction. D&E is qualified to do business and in good standing as foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse impact on the business or financial condition of the Venture.

        (b) D&E has the full right, power and authority to enter into this Agreement and will at all times have the full power and authority to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by it, and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other loss affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

        (c) D&E is not a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance, of this Agreement. D&E further covenants that it will not at any time become a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance of this Agreement.

        (d) D&E is not in violation of any existing law, be it state or federal, by entering into and undertaking the performance of this Agreement.

        (e) There is no litigation or proceeding pending nor, to the best of D&E's knowledge and belief, is any investigation pending or litigation, proceeding, or investigation threatened involving D&E or any of its Affiliates, which could, if adversely determined, materially and adversely affect the operation or financial condition of the Venture or the performance of D&E's obligations under this Agreement.

        (f) D&E has full rights in, and complete and unencumbered title to, the assets conveyed by it to the Venture in accordance with Section 2.1.

        (g) D&E or its Affiliates has full and valid legal rights in all FCC licenses and other contractual rights that it is contributing to the Venture in accordance with Section 2.2.

        (h) D&E is granting to the Venture, pursuant to Section 12.1, a perpetual, royalty-free license to use the Mark "PCS One" in the territory covered by the Designated BTAs.

     Section 9.2 Representations and Warranties by Omnipoint. Omnipoint represents and warrants to, and covenants with, D&E, as follows:

        (a) Omnipoint is a corporation duly organized and validly existing under the law of the State of Delaware and is a corporation in good standing in such jurisdiction. Omnipoint is qualified to do business and in good standing as a foreign corporation in any other Jurisdiction where the failure to be so qualified or in good standing would have a material adverse impact on the business or financial condition of the Venture.

        (b) Omnipoint has the full right, power and authority to enter into this Agreement and will at all times have the full power and authority to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by it, and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other loss affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

        (c) Omnipoint is not a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance of this Agreement. Omnipoint further covenants that it will not at any time become a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance of this Agreement.

        (d) Omnipoint is not in violation of any existing law, be it state or federal, by entering into and undertaking the performance of this Agreement.

        (e) There is no litigation or proceeding pending nor, to the best of Omnipoint's knowledge and belief, is any investigation pending or litigation, proceeding, or investigation threatened involving Omnipoint or any of its Affiliates, which could, if adversely determined, materially and adversely affect the operation or financial condition of the Venture or the performance of Omnipoint's obligations under this Agreement.

        (f) Omnipoint has full rights in, and complete and unencumbered title to, the assets conveyed by it to the Venture in accordance with Section 2.1.

        (g) Omnipoint or its Affiliates has full and valid legal rights in all FCC licenses and other contractual rights that it is contributing to the Venture in accordance with Section 2.2.

        (h) The Venture has the right, under certain existing contracts between Omnipoint (including its Affiliates) and its vendors, to purchase equipment for the Venture on the same pricing terms as are available to Omnipoint (and its Affiliates) under such contracts.

                                    ARTICLE X
                                 INFRASTRUCTURE

     Section 10.1 Mobile Technology Standard. The Venture will develop, install, manage and operate a GSM-PCS 1900 system in the Designated BTAs. The Venture shall operate solely using GSM technology, as defined by the European. Telecommunications Standards Institute, for mobile PCS services, provided, however, that the Management Committee, upon unanimous agreement of the Partner Members (all such Members present and voting), may select a different PCS technology for all or part of the Venture's mobile PCS services.

     Section 10.2 Fixed Technology Standard. The Venture intends to design, construct and operate a wireless local loop system. The Management Committee will determine the timing, scope and technology to be used for the wireless local loop system, giving fair consideration to Omnipoint's IS-661 technology or an Omnipoint replacement technology.

     Section 10.3 Equipment Purchase. The Venture will obtain equipment for the build-out of the GSM-PCS 1900 system through purchase under the terms, conditions and prices contained in those certain contracts between Omnipoint (including its Affiliates) and its vendors, provided, however, that the Venture may alternatively obtain equipment from any vendor providing a more attractive proposal on the basis of economic terms and strategic considerations, as determined by the Management Committee.

     Section 10.4 Compatibility. The Venture will ensure continuity of PCS services between the Designated BTAs and all other service areas covered by any of the Partners. The Venture will continue to use commercially reasonable efforts to upgrade its switching software and/or hardware, as necessary, in order to maintain feature and service compatibility with the broader networks of the Partners and to provide the effect of a seamless GSM network. All such upgrade costs shall be borne by the Venture.

     Section 10.5 Roaming and Features. The Executive Officers of the Venture will establish a "home rate" calling area and service price in Pennsylvania. After that "home rate" has been established, Omnipoint, or its appropriate Affiliate, will enter into a roaming agreement with the Venture to provide mutual roaming terms between the Venture's Designated BTAs and other Omnipoint markets at competitive rates. The Venture and Omnipoint, or its Affiliate, will use reasonable best efforts to create service packages that ensure continuity of feature sets across eastern Pennsylvania.

     Section 10.6 Developments. All rights, title and interest in and to all Developments shall be held by the Venture, provided, however, that each of D&E and Omnipoint shall have a perpetual royalty-free license to use such Developments for their respective individual benefit.

     Section 10.7 Future Contracts. Omnipoint (including its Affiliates), in negotiations with vendors with regard to future equipment purchase contracts on behalf of Omnipoint or its Affiliates, will use reasonable efforts to cause the Venture to be included within the definition of "affiliates" which will have the rights and benefits of Omnipoint (including its Affiliates) to contract with vendors to purchase equipment for the Venture on the same pricing terms as are available to Omnipoint (and its Affiliates) under such contracts.


                                   ARTICLE XI
                                    MARKETING

     Section 11.1 Major Accounts.

        (a) The General Partners acknowledge that each may have opportunities to attract certain subscribers (e.g., corporations, governmental entities, etc.) that utilize PCS communications services across multiple BTAs (both inside and outside the Designated BTAs) and therefore prefer to purchase PCS services on a centralized basis ("Major Accounts"). To the extent such customers require PCS services within the Designated BTAs, the Venture will honor the terms of the Major Account and will cooperate with the General Partner obtaining the account for purposes of servicing such Major Account.

        (b) Each General Partner shall establish and specify, after giving reasonable consideration to the recommendations of the Venture, the specific methods and procedures for providing products and services to such General Partner's Major Accounts.

        (c) The General Partner bringing a Major Account shall be responsible for providing, directly or indirectly, or coordinating the provision of, products and services with respect to Major Account subscribers.

        (d) Where a Major Account has been identified by a General Partner, the Venture shall not permit its employees, agents, or representatives to solicit or enter into any contract, agreement or other arrangement to provide products and services to such Major Account without coordinating with the major account representatives of the General Partner bringing such Major Account.

     Section 11.2 Advertising.

        (a) Omnipoint may, from time to time, implement or participate in advertising programs that directly or indirectly promote the network on a regional basis. Such regional advertising may include, but shall not be limited to: (1) newspaper, magazine and written periodical advertising; (2) radio scripts, tape recordings and audio advertising; (3) television scripts, videotape recording and electronic advertising; (4) telephone directories; (5) billboards, in-store point of purchase or other display advertising ; (6) flyers or similar advertising; and (7) direct mail materials.

        (b) The Venture shall reimburse Omnipoint for such regional advertising on the basis of the allocable share of the expenses incurred by Omnipoint in connection with the production and placement of regional advertising. Such allocation shall, on a case-by-case basis, be based on the tangible benefits that Omnipoint and D&E reasonably expect to accrue to the Venture as a result of such regional advertising. Omnipoint shall advise the Chief Executive Officer of the Venture of the Venture's allocable cost of such advertising at least 60 days prior to the date such costs are incurred. Notwithstanding the first sentence of this Section 11.2(b), the Venture shall not be required to reimburse Omnipoint for its allocable share of the cost of such advertising (i) if the Management Committee determines that it does not want to incur such costs at least 30 days prior to the date that such costs are to be incurred, or (ii) if the amount of such allocable costs exceeds the amount specified for such advertising in the Venture's Annual Budget and Business Plan.


                                   ARTICLE XII
                                      MARKS

     Section 12.1 Venture Marks. D&E will diligently pursue the perfection of its full and valid legal rights in, and the beneficial ownership of, the Mark "PCS One", including federal trademark registration. D&E hereby grants to the Venture an exclusive, royalty-free license to use the Mark "PCS One" in the territory covered by the Designated BTAs (the "PCS One Trademark License") for the Term of the Venture. D&E hereby agrees to indemnify the Venture and Omnipoint for any liability that the Venture or Omnipoint incurs to any third-party as a result of any action, suit or claim by such third-party in connection with the Venture's use of the trademark "PCS One", and to indemnify the Venture and Omnipoint for any costs and expenses (including court costs and reasonable fees of attorneys and other professionals) in connection therewith. All rights, title and interest in and to any Developments, including any Marks developed by the Venture, shall be held by the Venture, provided, however, that each of D&E and Omnipoint shall have a perpetual royalty-free license to use such Developments for their respective individual benefit.

     Section 12.2 Marks License Agreements. Simultaneously with the execution of this Agreement, Omnipoint, on behalf of itself and its appropriate Affiliate(s), shall execute, and shall cause its Members of the Management Committee to vote that the Venture execute, a license agreement providing the Venture with a royalty-free license for the term of this Agreement to certain of Omnipoint's Marks (the "Marks License Agreement") for the limited purposes of co-branding such Marks with the Marks of the Venture. Such co-branding of Marks, i.e., "Omnipoint", "D&E Communications" and "PCS One" shall be based on appropriate advertising decisions that ensure the Marks are properly sized and recognizable. The co-branded Marks will be used for all sales and marketing of the Venture, including, without limitation: (i) service branding, (ii) customer care, (iii) product (subscriber unit) packaging, (iv) advertising and (v) promotional materials. Nothing contained herein or in the Marks License Agreement shall be construed as an assignment or grant from Omnipoint to D&E of any right, title or interest in or to any of Omnipoint's Marks, it being understood that all rights relating to them are reserved by Omnipoint.

     Section 12.3 Discontinuance of Use Upon Termination. Upon termination of this Agreement, the Venture shall cease to use, and shall not thereafter use, the Omnipoint Marks, or any confusingly similar designations.


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

                                  ARTICLE XIII
                                  PCS LICENSES

     Section 13.1 FCC C-Block License Matters. The General Partners acknowledge that the FCC adopted a "Second Report and Order", dated September 25, 1997 (WT Docket No. 97-82; FCC 97-342; released October 16, 1997), establishing certain disaggregation, amnesty and prepayment options for C-Block PCS license holders. The "Second Report and Order," as such may be amended, supplemented or superseded from time to time, is herein referred to as the "FCC C-Block Order." The parties recognize that the FCC's potential future actions regarding the FCC C-Block Order create uncertainty as to the options that the parties may have with respect to the C-Block PCS licenses held through their respective affiliates both within and outside the Designated BTAs. This Section articulates certain goals for the Venture and the parties relative to the C-Block licenses held in the Designated BTAs in this period of uncertainty, recognizing that certain options that may be in the best interests of either General Partner and their respective Affiliates under the FCC C-Block Order may impact the Venture.

        (a) Evaluation of Options. The General Partners, in consultation with each other, will evaluate the options available to the Venture and the General Partners (including their respective Affiliates) under the FCC C-Block Order. Each General Partner (or its Affiliates) may determine the actions that will be taken with respect to their C-Block FCC licenses, provided that such actions with respect to the PCS licenses in the Designated BTAs shall be in the best interests of the Venture. In evaluating the options under the FCC C-Block Order to determine what action, if any, is in the best interest of the Venture, it shall be the goal of the parties to reduce the overall cost of the C-Block FCC licenses to the Venture while at the same time assuring that the Venture will have sufficient spectrum (initially not less than 10 Mhz, but with a view of attaining at least 20 Mhz in each Designated BTA (excluding Reading, where the goal will be to obtain at least 15 Mhz)) to permit the efficient and effective operation of the PCS system in the Designated BTAs. The option chosen may be based upon a risk/reward analysis of the available options, including the option of returning a license in a Designated BTA to the FCC, coupled with the prospect of re-acquiring such license, in accordance with FCC rules. and regulations, in a subsequent re-auction of such license.

        (b) No Action Required Outside Designated BTAs. Notwithstanding any other provision of this Agreement, neither General Partner (or its Affiliates) shall be required to take any action with respect to a license in a Designated BTA that would compel it to take any action under the FCC C-Block Order with respect to any license in a BTA outside the Designated BTAs.

        (c) Action Compelled in Designated BTAs. Notwithstanding any other provision of this Agreement, the Omnipoint General Partner (or its Affiliates) may take the same action with respect to its PCS license in a Designated BTA as it chooses to take with respect to its C-Block license in the Philadelphia BTA if so required by such choice under the FCC C-Block Order; provided, that if the Omnipoint General Partner (or its Affiliates) take action in accordance with this sentence which causes it to be required to return all or part of a license in a Designated BTA, the Omnipoint Affiliated Partners will continue to devote all resources and support to the Venture as contemplated by the Annual Budget and Business Plan for the Venture, including, but not limited to (if so determined by the Management Committee) participating through the Venture, in accordance with FCC rules and regulations, in re-bidding for purchasing and/or leasing in the name of the Venture any Designated BTA license returned under this sentence; and provided further, that if the D&E General Partner determines-in its reasonable good faith judgment that after such action, the Venture is not reasonably likely (through re-bidding, lease or other purchase) to be able to obtain 20 Mhz (15 Mhz in Reading) of spectrum in each designated BTA, the D&E General Partner may elect to terminate the Venture without liability to any partner and the Omnipoint General Partner shall pay the D&E General Partner to cover the D&E General Partner's expenses in pursuing the Venture.

        (d) Assignment of PCS Licenses to the Venture. At the time indicated below, in accordance with and pursuant to Section 2.2, and subject to the receipt of any required FCC Approvals (as defined below), each License Holder shall assign and contribute to the Venture the PCS licenses for the Designated BTAs then held or thereafter acquired by it. Each License Holder shall use its diligent good faith best efforts to obtain any required FCC Approvals for such assignment:

           (i) D/E/F-Block Licenses. Upon execution of this Agreement, each D/E/F-Block License Holder will promptly file with the FCC a request for authority (an "Approval") to assign its D/E/F-Block PCS licenses in the Designated BTAs to the Venture. Each License Holder shall use its diligent good faith best efforts to obtain the required FCC Approvals for such assignment. Upon obtaining such Approvals, the D/E/F-Block licenses in the Designated BTAs will be contributed to the Venture upon the terms and conditions set forth in this Agreement.

           (ii) C-Block Licenses. After the C-Block Determination Date (as defined in Section 2.2), each C-Block License Holder will promptly file with the FCC a request for authority to assign its remaining C-Block PCS licenses in the Designated BTAs to the Venture. Upon obtaining such Approvals, the C-Block licenses in the Designated BTAs will be contributed to the Venture upon the terms and conditions set forth in this Agreement.

        (e) Subsequent Acquisition of Licenses in Designated BTAs. To the extent determined to be appropriate by the Management Committee, and subject to FCC rules and regulations, the Venture and/or the General Partners will participate in the FCC re-auction of C-Block licenses with respect to licenses in the Designated BTAs and, subject to FCC rules and regulations, any frequencies acquired in the Designated BTAs by D&E, Omnipoint or any of their respective Affiliates will be contributed to the Venture upon the terms and conditions set forth in this Agreement. In addition, any PCS license in the Designated BTAs subsequently acquired or otherwise obtained by D&E, Omnipoint or their respective Affiliates at any time during the term of this Agreement will also be contributed to the Venture upon the terms and conditions set forth in this Agreement, subject to FCC rules and regulations.

     Section 13.2 Interim Operations, FCC Approvals.

        (a) Management Agreements. Prior to the use by the Venture of any PCS license in a Designated BTA for commercial purposes, the Partner or Affiliate holding such PCS license (a "License Holder") will enter into a management agreement, on terms to be mutually agreed between such License Holder and the Venture, with the Venture pursuant to which the Venture will manage the operation of the PCS system in the Designated BTA until an Approval (as defined below) has been obtained from the FCC. The management agreement will provide that the License Holder shall maintain control over each license in accordance with FCC rules, regulations and requirements and that the License Holder may terminate the management agreement at any time with or without cause, provided that if a Partner terminates the management agreement without cause then that Partner shall pay the Venture a termination fee equal to the greater of $1M or 2 times the management fee under the management agreement. The management agreement with respect to any PCS license will terminate upon obtaining the Approval to assign such license to the Venture.

        (b) Interim Use of Spectrum. Until the C-Block Determination Date, the Venture will use its best efforts to operate its PCS system in the Designated BTAs by using the D/E/F-Block licenses being managed by or assigned to the Venture. The parties acknowledge that initial operations of the PCS system by the Venture will initially require use of at least a portion of the C-Block spectrum until certain microwave signals can be relocated off the D/E/F-Block spectrum. The Management Committee will cause the Venture to use its best efforts to expedite the relocation of such microwave signals.

     Section 13.3 Purchase of Spectrum. During the six month period beginning on January 1, 2003 ("Purchase Period"), each General Partner shall have the right to purchase ("Purchase Right") from the Venture up to 20 Mhz of spectrum (in units of 10 Mhz) in each Designated BTA, provided that after any such purchase the Venture shall own not less than 20 Mhz of spectrum in each Designated BTA. A General Partner must exercise its Purchase Right by giving, Purchase Right by giving notice of its election to make such purchase (a "Purchase Notice") to the Venture and the other General Partner during the Purchase Period. The Purchase Notice shall set forth the amount of spectrum that the General Partner desires to purchase in each Designated BTA. If both General Partners desires to purchase spectrum in any Designated BTA such that after such purchase, the Venture would own less than 20 Mhz of spectrum in that Designated BTA, then each General Partner shall have the right to purchase an equal amount of spectrum in that Designated BTA, and the Purchase Notice shall be deemed to be modified accordingly.

     Section 13.4 Payment of the Spectrum Purchase Price. A General Partner that exercises its Purchase Right pursuant to Section 13.3 shall, in consideration for the spectrum being purchased, pay to the Venture an amount of cash equal to the Fair Market Value of such spectrum (the "Spectrum Purchase Price")--i.e., such Fair Market Value shall be equal to the value of such spectrum to the Venture and shall reflect the reduction in the value of the Venture resulting from the purchase of such spectrum taking into account the potential future use(s) of such spectrum by the Venture. (If both General Partners are purchasing spectrum in a Designated BTA, then any reduction in the value of the Venture resulting from such purchases shall be divided proportionately between the spectrum being purchased by each General Partner). The spectrum Purchase Price shall be paid at a closing held on the later of 20 days after the determination thereof or receipt of any required regulatory approvals.

     Section 13.5 Renewal of Licenses. To the extent permitted by the FCC, the Venture shall renew each of the PCS licenses in the Designated BTAs at the end of their respective terms.


                                   ARTICLE XIV
                          SERVICE AND LEASE AGREEMENTS

     Section 14.1 Service and Lease Agreements. Within 30 days following the execution of this Agreement, each of the General Partners, on behalf of itself and its appropriate Affiliate(s), shall enter into agreements with the Venture for the provision of certain services and site leases to the Venture (the "Service and Lease Agreements") on such terms and conditions as may be approved by the Management Committee. All Service and Lease Agreements shall provide for payments based upon the lower of (i) the costs incurred (including reasonably allocated overhead, but excluding profits) by the General Partner or Affiliate in providing the services required under the Service and Lease Agreement; or
(ii) the costs of such services as may be reasonably obtained from unrelated entities in arms-length transactions. All Service and Lease Agreements entered into by a particular General Partner will be encompassed in a single master Service and Lease Agreement between such General Partner and the Venture.

     Section 14.2 D&E Service and Lease Agreements. D&E shall, on behalf of itself and its appropriate Affiliate(s), enter into a master Service and Lease Agreement with the Venture covering the following areas:

        (a) Engineering services, including, without limitation, full installation, maintenance and storage of the switching system and terms for the leasing of space for the switch at the current D&E network operating control center;

        (b) Accounting and finance services, including, without limitation, taxation assessments, vehicle fleet management and facilities maintenance, and any other activities traditional considered part of the "corporate controller" function;

        (c) Human resources administration;

        (d) Marketing and public relations services;

        (e) Lease of certain D&E facilities, property, buildings and structures for the placement of base stations and antennas;

        (f) License operating agreements, as more fully set forth in Section 13; and

        (g) provision for loan of executives and skilled specialist workers to the Venture addressing salary and benefit matters for all such employees.

      Section 14.3 Omnipoint Service and Lease Agreements. Omnipoint shall, on behalf of itself and its appropriate Affiliate(s), enter into a master Service and Lease Agreement with the Venture covering the following areas:

        (a) Customer care service, including, without limitation, utilization of the Omnipoint customer service system;

        (b) Engineering services, including, without limitation, provision of engineering talent in the areas of base station installation, radio frequency design, system integration and optimization;

        (c) Billing services;

        (d) Marketing and public relations services;

        (e) Interconnection and telecom services, including, without limitation, utilization of existing agreements with providers of long distance services, operator services, 911 and 411 services and local and regional interconnection services;

        (f) License operating agreements, as more fully set forth in Article 13; and

        (g) provision for loan of executives and skilled specialist workers to the Venture addressing salary and benefit matters for all such employees.

     Section 14.4 Other Transactions with Partners. Including, but not limited to, those "Service and Lease Agreements described in this Article 14, any transaction between the Venture and a Partner or Affiliate shall be no less favorable to the Venture than would be the case with unrelated entities in arms-length transactions.


                                   ARTICLE XV
                                      TERM

     Section 15.1 Initial Term of the Venture. The Venture shall commence upon the Closing Date and shall continue for a period of ten (10) years (the "Initial Term"), unless earlier dissolved or terminated pursuant to statute or any provision of this Agreement.

     Section 15.2 Extension of Venture. Upon mutual agreement of the General Partners--such agreement to be reached at least 180 days prior to the end of the Initial Term and any Subsequent Term (as defined below)--the Venture shall be extended for an additional ten (10) years (individually, a "Subsequent Term" and collectively with the Initial Term and any other Subsequent Terms, the "Term").

     Section 15.3 Sale of Interest. Notwithstanding anything to the contrary contained herein, if, at the end of the Initial Term or any Subsequent Term, either General Partner determines not to extend the Venture pursuant to Section
15.2 (the "Terminating Partner"), it shall provide written notice to the other General Partner (the "Nonterminating Partner") at least 180 days prior to the end of such Initial Term or Subsequent Term. Upon receipt of such notice, the Nonterminating Partner shall have the right to purchase the Percentage Interests of the Terminating Partner and its Affiliated Partner(s) for the Fair Market Value of such interests.

     Section 15.4 Sale of Venture. If, at the end of the Initial Term or any Subsequent Term, either General Partner determines not to extend the Venture pursuant to Section 15.2 and the Nonterminating Partner does not purchase the interest of the Terminating Partner pursuant to Section 15.3, the General Partners, to the extent mutually agreeable to both, may determine to sell the entire Venture to a third party.

     Section 15.5 Termination of Venture. If, at the end of the Initial Term or any Subsequent Term, either General Partner determines not to extend the Venture pursuant to Section 15.2, the Nonterminating Partner does not purchase the interest of the Terminating Partner pursuant to Section 15.3, and no mutually agreeable sale of the Venture can be effectuated pursuant to Section 15.4, the Venture shall be dissolved and terminated, the provisions of Article 20 shall apply, and the Nonterminating Partner shall be the Liquidating Partner. If both General Partners agreed not to extend the Venture pursuant to Section 15.2, the Liquidating Partner shall be determined pursuant to Section 20.1(b).


                                   ARTICLE XVI
                   ASSIGNMENT AND RIGHTS TO: SALE OF INTEREST

     Section 16.1 Consent Required. Except as provided in Sections 13, 16.2 and 16.3, without the prior written consent of the Unaffiliated General Partner (which may be withheld for any or no reason), no Partner, nor any assignee or successor in interest of any Partner, shall (voluntarily or involuntarily) sell, assign, give, pledge, hypothecate, encumber or otherwise transfer all or any part of its interest in the Venture or the assets of the Venture. To the extent that a Partner wishes to pledge, hypothecate or encumber all or part of its interest in the Venture, a condition of such pledge, hypothecation, or encumbrance shall be the inclusion of a right of first refusal for the Unaffiliated General Partner to purchase the interest in the event of foreclosure of the pledging Partner. Notwithstanding the foregoing, any Partner may sell or assign its interest in the Venture to an Affiliate.

     Section 16.2 Notice of Proposed Transfer.

        (a) At any time after June 30, 1999, any Partner (the "Proposing Partner") may propose to sell, assign, or otherwise transfer (a "Proposed Transfer") all or any part of its interest in the Venture to a nonaffiliated third party (a "Proposed Purchaser") by submitting a written notice (a "Notice of Proposed Transfer") to the Unaffiliated General Partner (the "Remaining Partner") describing the material terms and conditions of the Proposed Transfer in reasonable detail, including, without limitation, the proposed purchase price (the "Purchase Price"), the amount and kind of consideration to be paid, and the identity of the Proposed Purchaser. Such material terms and conditions shall be confirmed in writing by the Proposed Purchaser.

        (b) The Remaining Partner shall have the right, exercisable by written notice (the "Notice of Election") to the Proposing Partner within 60 days of receipt of the Notice of Proposed Transfer, to elect to:

           (i) require that its interest in the Venture, plus the interests of its Affiliated Partner(s), be sold to the Proposed Purchaser on a Pro Rata Basis with the sale of the Proposing Partner's interest, and on the same terms and conditions specified in the Notice of Proposed Transfer with respect to the Proposing Partner's interest in the Venture; or

           (ii) purchase the Proposing Partner's entire interest in the Venture on the same terms and conditions specified in the Notice of Proposed
Transfer; or

           (iii) neither sell its interest in the Venture nor purchase the Proposing Partner's interest in the Venture.

The failure to deliver a Notice of Election within the required time period shall be deemed an election by the Remaining Partner of clause (iii) above.

        (c) If the Remaining Partner elects clause (i) of Section 16.2(b) above,
(i) the Proposing Partner shall promptly, acting in good faith, seek to cause the Proposed Purchaser to purchase its interest and the interests of the Remaining Partner and its Affiliated Partners in the Venture on a Pro Rata Basis, and (ii) the Proposing Partner may transfer its interest in the Venture only if the Proposed Purchaser purchases, within 60 days of the Notice of Election, both its interest and the interests of the Remaining Partner and its Affiliated Partners in the Venture on a Pro Rata Basis and on the terms and conditions specified in the Notice of Proposed Transfer.

        (d) If the Remaining Partner elects clause (ii) of Section 16.2(b) above, the relevant Partners shall, within 30 days after receipt of the Notice of Election, execute such documents and instruments reasonably acceptable to such Partners required to consummate the contemplated transaction on the terms and conditions specified in the Notice of Proposed Transfer (subject to Section 16.2(g) below) and the closing of such purchase shall take place as soon as practicable thereafter, but in any case within 30 days following the date on which any government regulatory approvals required for the consummation of the transaction have been obtained or otherwise satisfied. Except as set forth in
Section 16.2(i), at such closing, the Proposing Partner shall, and hereby covenants to, transfer its interest in the Venture to the Remaining Partner free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances ("Encumbrances") other than Encumbrances arising out of Venture financing.

        (e) If the Remaining Partner elects clause (iii) of Section 16.2(b) above, the Proposing Partner may transfer its interest in the Venture within 60 days after receipt of the Notice of Election, but only on the terms and conditions, and only to the Proposed Purchaser, specified in the Notice of Proposed Transfer, provided, however, that an election of clause (iii) of
Section 16.3(b) above shall not constitute approval by the Remaining Partners of a transfer to a Major Competitor pursuant to Section 16.5 below.

        (f) After the expiration of the time periods for the closing of a purchase or transfer set forth in Sections 16.2(c), (d) and (e) above, no Partner may sell, assign or otherwise transfer its interest in the Venture except by submitting another Notice of Proposed Transfer and following the procedures set forth in this Section 16.2.

        (g) In the event the Purchase Price specified in the Notice of Proposed Transfer includes any property (including, without limitation, notes or other evidences of indebtedness (collectively, "Debt Consideration")) other than cash, such Purchase Price shall be deemed to be the amount of any cash included in the Purchase Price plus the fair market dollar value of such other property. The fair market dollar value of such other property (the "Property Value") shall be determined in good faith by the Proposing Partner and set forth in the Notice of Proposed Transfer. If, within 10 days after receipt of the Notice of Proposed Transfer, the Remaining Partner questions such determination, then the Fair Market Value, as defined herein, of such other property shall be determined and shall constitute the Property Value. If the Remaining Partner advises the Proposing Partner that it questions the Proposing Partner determination of Property Value, the 60 day period referred to in Section 16.2(b) shall not commence until the determination of the Property Value.

        (h) Any consideration to be paid by the Remaining Partner to the Proposing Partner pursuant to an election under clause (ii) of Section 16.2(b) shall be paid as follows, at the option of the Remaining Partner:

           (i) (x) in cash in an amount equal to the cash and the Property Value (as determined in Subsection (g) above) included in the Purchase Price, or (y) in the event the Purchase Price includes Debt Consideration, in cash in an amount equal to the cash and the Property Value (as determined in Subsection (g) above) included in the Purchase Price, minus the face amount of any Debt Consideration included in the Purchase Price, plus a debt obligation of the Remaining Partner equivalent as to face amount, interest rate and other material terms of the Debt Consideration included in the Purchase Price (the aggregate cash to be paid under (x) or (y) above, as the case may be, shall be referred to as the "Remaining Partner's Purchase Price"); or

           (ii) in four equal annual installments, the first of which being payable at the closing, with each installment equal to one-fourth of the Remaining Partner's Purchase Price, plus (a) interest at a rate per annum equal to the prevailing prime rate as of the date of closing as published in the Wall Street Journal, such interest to be prepaid at the closing or (b) interest at a rate per annum equal to the prevailing prime rate from. time to time as published in the Wall Street Journal plus 1.5 percent, such interest to be payable in arrears at the time of each installment payment.

        (i) If the Remaining Partner elects clause (ii) of Section 16.2(h) above, the Remaining Partner shall also grant the Proposing Partner a security interest in the portion of the Venture to be purchased from the Proposing Partner by the Remaining Partner.

        (k) No Partner shall be entitled to exercise any of its rights under this Section 16.2 after receipt of an Offeree notice in accordance with Section
16.3 hereof.

     Section 16.3 Right to Purchase and Sell. At any time after June 30,
1999, each General Partner (the "Offering Partner") shall have the right, exercisable from time to time by written notice to the other General Partner, to purchase the interest of the other General Partner (the "Offeree Partner"), plus the interests of its Affiliated Partner(s) (together with the Offeree Partner, referred to as the "Offeree Partners"), in the Venture, at a price fixed by the Offering

Partner (the "Offered Price"). Within 45 days following the giving of such notice, the Offeree Partners shall have. the right, exercisable by written notice to the Offering Partner (the " Offeree Notice"), to (i) accept the Offering Partner's offer to purchase their interest in the Venture at the Offered Price or (ii) purchase the interest of the Offering Partner, plus the -interests of the Offering Partner's Affiliated Partners (together with the Offering Partner, referred as the "Offering Partners"), in the Venture based on the Offered Price, adjusted as necessary based on any difference between the actual Percentage Interests of the Offeree Partners and the Offering Partners. Within 90 days of the Offeree Notice, the relevant Partners shall execute such documents and instruments reasonably acceptable to the Partners required to consummate the contemplated transaction. The closing of such transaction shall take place within 30 days following the date on which any government regulatory approvals required for consummation of the transaction have been obtained or otherwise satisfied. Should the Offeree Partners elect to sell their interest pursuant to (i) above, at the closing of such transaction, the Offeree Partners shall, and hereby covenant to, transfer their respective interests in the Venture to the Offering Partner free and clear of any and all Encumbrances other than Encumbrances arising out of Venture financing. Should the Offeree Partners elect to purchase the Offering Partners' interest pursuant to (ii) above, at the closing of such transaction, the Offering Partners shall, and hereby covenant to, transfer their interest in the Venture to the Offeree Partners free and clear of any and all Encumbrances other than Encumbrances arising out of Venture financing.

     Section 16.4 Assumption by Assignee. Any assignment of all or a portion of an interest in the Venture permitted under this Article 16 shall be in writing, and shall be an assignment and transfer of all the assignor's rights and obligations hereunder with respect to such interest or portion thereof, and the assignee shall expressly agree in writing to be, bound by all of the terms of this Agreement and assume and agree to perform all of the assignor's agreements and obligations hereunder with respect to such interest or portion thereof existing or arising at the time of and subsequent to such assignment. Upon any such permitted assignment of all or a portion of the assignor's interest, the assignor shall be relieved of its agreements and obligations hereunder with respect to such interest or portion thereof arising after such assignment. An executed duplicate copy of each such assignment of an interest in the Venture and assumption of a Partner's obligations shall be delivered to the other Partners and to the Venture. Upon such delivery, the assignee shall be admitted to the Venture as a Limited Partner if the assignor is a Limited Partner or as a General Partner if the assignor is a General Partner.

     Section 16.5 Major Competitors. The Executive Officers shall prepare, on a biennial basis, a list of major competitors in the wireless and wireline telecommunications industry (the "Major Competitors"). If any of the Partners desires to sell, assign, or otherwise transfer all or any part of its Interest in the Venture to a Major Competitor, such sale, assignment or transfer must be reviewed and approved by the Unaffiliated General Partner.

     Section 16.6 Allocation. Upon the transfer of a Partner's interest or portion thereof in the Venture, the distributive share of all items of income, gain, loss, deduction or credit associated with that interest or portion thereof for the taxable year, in which, the transfer occurs shall be allocated between the transferor and the transferee according to the relative number of days in the year before and after the date the transfer is recognized by the Venture.

     Section 16.7 No Transfer in Violation of Law. No transfer of an interest in the Venture pursuant to this Article 16 shall be permitted if such transfer would violate federal or state securities laws or any other laws.

     Section 16.8 Other Assignment Void. Any purported assignment or transfer of an interest in the Venture not permitted by this Article 16 shall be null and void and have no effect whatsoever.


                                  ARTICLE XVII
                                    DEFAULTS

     Section 17.1 Insolvency. In the event:

        (a) a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator (or other similar official) shall take possession of a General Partner or any substantial part of its property without its consent, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of a General Partner in an involuntary case under any applicable bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator (or other similar official) of such General Partner or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

        (b) a General Partner shall commence a voluntary case under any applicable bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, conservator, sequestrator (or other similar official) of such General Partner or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing; or

        (c) a General Partner shall admit in writing its inability to pay its debts as they mature, or

        (d) a General Partner shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; then, in any such event (an "Insolvency Event"), the other General Partner (the "Solvent Partner") shall (i) have the right to cause the determination of Fair Market Value and purchase the interest of the first General Partner (the "Insolvent Partner") in the Venture, plus the interests of the Insolvent Partner's Affiliated Partners (together with the Insolvent Partner, referred to as the "Insolvent Partners") at a price equal to eighty percent (80%) of the Fair Market Value of such interests, or (ii) at the option of the Solvent Partner, cause a dissolution of the Venture and the Solvent Partner shall be the Liquidating Partner (as described in Article 20). The Partners agree that damages resulting from an Insolvency Event are impossible to measure- therefore the Partners further agree that the reduction in the purchase price for the Insolvent Partners' interest in the Venture set forth in clause (i) above constitutes the Partners' best estimate of any such damages and is not a penalty. The rights of the Solvent Partner shall become exercisable as of the date of any such event and shall be exercised, if at all, within 60 days after (x) the determination of Fair Market Value in the case of clause (i) above, or (y) the Solvent Partner receives notice of such event in the case of clause (ii) above. The fees of any and all Appraisers used to determine the Fair Market Value under this Section
17.1 shall be borne by the Insolvent Partners.

     Section 17.2 Breach of Covenants, Failure to Perform Obligations.

        (a) If any Partner fails to perform any of its obligations or covenants or breaches any of its representations hereunder (an "Event of Default"), then the Unaffiliated General Partner (the "Nondefaulting Partner") shall have the right to give such Partner (the "Defaulting Partner") a notice of default ("Notice of Default"). The Notice of Default shall set forth the nature of the obligations, covenants or representations which the Defaulting Partner has not performed or breached.

        (b) If within the 30 day period following receipt of the Notice of Default, the Defaulting Partner in good faith commences to perform such obligations and cure such default, and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, then it shall be deemed that the Notice of Default was not given and the Defaulting Partner shall lose no rights hereunder. If, within such 30 day period, the Defaulting Partner does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, then the Nondefaulting Partner shall have the rights set forth in Section 17.2(c) below.

        (c) If any default is not cured as set forth in Section 17.2(b), then the Nondefaulting Partner which gave the Notice of Default shall have the right to (i) cause the determination of Fair Market Value and purchase the interest of the Defaulting Partner in the Venture, plus the interests of the other Partners that are Affiliates of the Defaulting Partner (together with the Defaulting Partner, referred to as the "Defaulting Partners") at a price equal to eighty percent (80%) of the Fair Market Value of such interest, or (ii) at the option of the Nondefaulting Partner, terminate this Agreement by giving the Defaulting Partners written notice thereof whereupon such default may be treated by such Nondefaulting Partner as a dissolution of the Venture, and such Nondefaulting Partner shall be the Liquidating Partner (as described in Article 20). The Partners agree that damages resulting from an Event of Default are impossible to measure; therefore the Partners further agree that the reduction in the purchase price for the Defaulting Partners' interests in the Venture set forth in clause
(i) above constitutes the Partners' best estimate of any such damages and is not a penalty. The rights of the Nondefaulting Partner shall become exercisable upon the expiration of the 30 day period referred to in Section 17.2(b), or a reasonable time thereafter as determined in the judgment of the Nondefaulting Partner if a cure has not been completed, and shall be exercised, if at all, within 60 days after (x) the determination of Fair Market Value in the case of clause (i) above, or (y) the expiration of such 30 day period or reasonable time thereafter, as the case may be, in the case of clause (ii) above. The fees of any and all Appraisers used to determine the Fair Market Value under this
Section 17.2 shall be borne by the Defaulting Partners.

        (d) Failure by a Nondefaulting Partner to give any Notice of Default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived and no duty to be performed shall be altered or modified except by written instrument. One or more waivers or failures to give Notice of Default shall not be considered as a waiver of a subsequent or continuing breach of the same covenant.

     Section 17.3 Not Exclusive Remedy. The rights granted in Section 17.1 and Section 17.2 above shall not be deemed an exclusive remedy of a Nondefaulting Partner or a Solvent Partner, but all other rights and remedies, legal and equitable, shall be available to it.

                                  ARTICLE XVIII
                             RESOLUTION OF DISPUTES

     Section 18.1 Disputes. The Partners will use good faith reasonable best efforts to resolve any dispute, controversy or difference of opinion (including any disagreement concerning the validity, enforceability, or interpretation of this Agreement) arising out of or in relation to this Agreement or any of the ancillary agreements (collectively, a "Dispute") through amicable and good faith negotiations and, to the extent that the Venture is a party to any Dispute arising out of any of the ancillary agreements, each General Partner shall cause the Venture to do the same.

     Section 18.2 Mediation. If a Dispute exists between or among the Partners, and such Dispute cannot be resolved by good faith negotiation pursuant to Section 18.1, either General Partner may elect to submit the disagreement to mediation under the Commercial Mediation Rules of the American Arbitration Association. If a General Partner so elects, the other Partners shall submit to mediation. The mediator shall not have authority to impose a settlement upon the Partners, but will attempt to help them reach a satisfactory resolution of the Dispute. The mediator shall end the mediation whenever, in his judgment, further efforts at mediation would not contribute to a resolution of the submitted Dispute, but in no event shall mediation continue for a period longer than 60 days.

     Section 18.3 Arbitration. Any Dispute which cannot be resolved through good faith negotiations within 30 days, or by mediation within the time allotted pursuant to Section 18.2, (other than a Dispute which may be considered in court as contemplated by Section 7.4) shall be submitted to, and determined by, final and binding arbitration. Each General Partner agrees to take such actions as necessary to submit all such Disputes to arbitration, including submitting in each specific instance to arbitration with respect to each Dispute for which the other General Partner seeks resolution through arbitration. Failure to take such actions within a reasonable period of time shall constitute a breach of this Agreement and remedies may thereupon be sought in any court of appropriate jurisdiction. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the "Rules"), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the General Partners mutually agree otherwise, and pursuant to the following procedures and conditions:

        (a) Notice of the demand for arbitration shall be filed in writing with the other General Partner or the Venture, as appropriate, and with the American Arbitration Association. Each party to the arbitration shall appoint an arbitrator, and those two party-appointed arbitrators shall appoint a third neutral arbitrator within 10 days. If the party-appointed arbitrators fail to appoint a third, neutral arbitrator within 10 days, such third, neutral arbitrator shall be appointed by the American Arbitration Association. in accordance with the Rules. A determination by a majority of the panel shall be binding on the parties to the arbitration.

        (b) Reasonable discovery shall be allowed in arbitration.

        (c) All proceedings before the arbitrators shall be held in Philadelphia, Pennsylvania. The governing law shall be as specified in Section
22.1 hereof.

        (d) The costs and fees of the arbitration, including attorneys' fees, shall be allocated by the arbitrators, except as provided for in Section 20.1(b).

        (e) The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

        (f) To the extent possible, such arbitration proceedings shall not interrupt the smooth performance and execution of all other aspects of this Agreement and the Ancillary Agreements, unless otherwise mutually agreed by the General Partners.

        (g) The provisions of this Agreement shall be considered a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any Dispute arising during the term of this Agreement.

        (h) The arbitration provisions of this Agreement shall, with respect to all Disputes arising during the term of this Agreement, survive the termination or expiration of this Agreement.

        (i) Nothing herein contained shall be deemed to give the arbitrators any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.


                                   ARTICLE XIX
                          INSURANCE AND INDEMNIFICATION

     Section 19.1 Insurance. The Venture shall purchase and maintain for the term of this Agreement, relevant business and general liability insurance covering all actions of, by, on behalf of, or related to, the Venture. The insurance will name the Venture, each Partner, the Affiliates of each Partner, and their respective officers, directors, employees, representatives and agents as insured parties.

     Section 19.2 Indemnification by the Venture.

        (a) The Venture shall indemnify, defend and hold harmless each Partner (including those who have been, but no longer are, Partners) and its employees, officers, directors and agents (the "Other Indemnified Persons") from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by such Partner or Other Indemnified Persons, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which such Partner or Other Indemnified Persons may be involved or be made a party by reason of such Partner being, or having been in the past, a Partner, or by reason of any action alleged to have been taken or omitted by such Partner in such capacity, or by such Other Indemnified Persons acting on behalf of such Partner or the Venture, if such Partner or Other Indemnified Persons were acting in good faith and with reasonable care in what it (or he) reasonable believed to be its (or his) scope of authority set forth in this Agreement and in the best interests of the Venture.

        (b) The Venture shall indemnify, defend and hold harmless each Partner (including those who have been, but no longer are, Partners) and the Other Indemnified Persons from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by such Partner or Other Indemnified Persons, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which such Partner or Other Indemnified Person may be involved or be made a party because and to the extent that such Partner or Other Indemnified Persons have guaranteed to a third party the performance of any obligation of the Venture; provided such guarantee was requested by the Venture in accordance with Section 8.4(q).

        (c) Nothing in this Section 19.2 shall be construed to require the Venture to reimburse, defend, indemnify or hold harmless any Partner, Affiliate, or other Person with respect to any loss, cost, liability or expense in any circumstance in which a Partner is required by this Agreement or otherwise to pay damages to, reimburse, defend, indemnify or hold harmless any other Partner or the Venture.

     Section 19.3 Indemnification by a Partner. Each Partner shall indemnify, defend and hold harmless the Venture and each other Partner (including those who have been, but no longer are, Partners) and its Other Indemnified Persons from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by the Venture or the other Partners or Other Indemnified Persons, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which the Venture, the other Partners or Other Indemnified Persons may be involved or be made a party by reason of a breach of such Partner's representations or covenants.

     Section 19.4 Procedure for Defense. Promptly after receipt by a person or entity indemnified under any express provision of this Agreement (the "Indemnified Party") of notice of the commencement of any action against the Indemnified Party, such Indemnified Party shall give notice to the person or persons or entity or entities obligated to indemnify the Indemnified Party pursuant to the express provisions of this Agreement (the "Indemnifying Party"), the Indemnifying Party shall be entitled to participate in the defense of the action and, to the extent that it may elect in its discretion by written notice to the Indemnified Party, to assume the control and defense and/or settlement of such action; provided; however, that (i) both the Indemnifying Party and the Indemnified Party must consent and agree to any settlement of any such action, except that if the Indemnifying Party has reached a bona fide settlement agreement with the plaintiff(s) in any such action and the Indemnified Party does not con-sent to such settlement agreement, then the dollar amount specified in the settlement agreement shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party, and (ii) if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and if the Indemnified Party shall have reasonably concluded that there are legal defenses available to it which are in conflict with those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and otherwise to participate in the defense of such action on its own behalf, and the fees and disbursements of such separate counsel shall be included in the amount which the Indemnified Party is entitled to recover under the terms and subject to the conditions of this Agreement.


                                   ARTICLE XX
                                   DISSOLUTION

     Section 20.1 Negation of Right to Dissolve by Will of Partner.

        (a) Except as set forth in Sections 17.1, 17.2 and 20.1(b) below, no Partner shall have the right to terminate this Agreement or dissolve the Venture by its express will or by withdrawal without the express written consent of each of the other Partners. Without limiting any other rights or remedies (in equity or at law) available to a Partner, upon any dissolution occurring in contravention of this Agreement caused by the express will or withdrawal of a Partner, the Unaffiliated General Partner shall be the liquidating Partner (the "Liquidating Partner").

        (b) The Venture shall continue until dissolved and terminated pursuant to the terms of this Agreement. The Venture shall dissolve (i) at any time upon the terms and conditions set forth in Section 17.1 and 17.2, (ii) at the end of the Term of the Venture, or (iii) at any time upon the unanimous agreement of the General Partners and the approval of the Management Committee. In the event of dissolution in accordance with Sections 17.1 and 17.2, the Partner identified in such Sections as the Solvent Partner or Nondefaulting Partner respectively shall act to liquidate the Venture on behalf of the Partners and will have the rights and duties of a Liquidating Partner. In the event of dissolution upon agreement of the General Partners, including an agreement between the General Partners pursuant to Section 15.5 not to extend the term of the Venture, the Chief Executive Officer, subject to the direction and approval of the Management Committee, will have the rights and duties of a Liquidating Partner; provided that if the Chief Executive Officer is unable or unwilling to so act, the Venture shall be liquidated by a Person chosen by the Management Committee; provided further, that if, pursuant to the provisions of this sentence, the Management Committee is unable to agree upon the terms and conditions of the winding up and sale of the business and assets of the Venture, such terms and conditions shall be determined by arbitration in accordance with Section 18.3. The Partners hereby agree to be bound by any determination of the arbitrators in such arbitration. The Venture shall bear all costs and expenses relating to any arbitration proceeding conducted pursuant to this Section 20.1.

     Section 20.2 Winding Up of the Venture. Upon dissolution of the Venture, the Venture's business shall be wound up and all its assets distributed in liquidation, provided, however, that the Partners acknowledge and agree that, in the event of a dissolution of the Venture, the business of the Venture shall be operated in the normal course of events during the winding up period (except for sales of assets or the business, or parts thereof, as approved by the Liquidating Partner). Upon dissolution, the Venture shall continue to act through the Management Committee and Chief Executive Officer as provided in
Article 8 hereof, subject to the rights and duties of the Liquidating Partner.

     Section 20.3 Sale of the Business by Liquidating Partner. During the winding up process as set forth above, the Liquidating Partner shall wind up the Venture in a manner that seeks to maximize the value of the distribution to the Partners pursuant to Section 20.6, and in that regard the Liquidating Partner may (i) offer the business and the assets of the Venture for sale, in whole or in part, as promptly as shall be practicable and with reasonable diligence, and upon sale to distribute the proceeds of sale as provided in Section 20.6 below,
(ii) decide to liquidate all assets of the Venture, (iii) make certain in-kind distributions to the Partners as part of the liquidation process, or (iv) do any combination of the foregoing. Any offer for sale of the business and the assets of the Venture shall be conducted in a manner customary for the sale of businesses of the type engaged in by the Venture, on such terms and conditions as the Liquidating Partner deems appropriate in order to maximize the proceeds of such sale. During the pendency of such offer, any Partner shall be entitled to participate in the bidding for the business (or any part thereof).

     Section 20.4 Offset for Damages. In the event of dissolution in violation of the first sentence of Subsection 20.1(a), the Liquidating Partner shall be entitled to deduct from the amount payable under Section 20.6 to the Partner that violated such provision the amount of damages incurred by the Venture and the Liquidating Partner, excluding consequential damages (including but not limited to lost profits), and such amount shall be paid to the Liquidating Partner. The provisions of this Section 20.4 shall be effectuated by a special allocation of any loss incurred by the Venture pursuant to the preceding sentence to the capital account of the violating Partner. To the extent the provisions of this paragraph cause or increase a deficit in any Partner's capital account, such Partner shall be required to restore to the Venture the amount of such deficit (or such increase in its deficit) within 30 days after dissolution of the Venture.

     Section 20.5 Distributions of Cash, Allocations. Upon the dissolution of the Venture for any reason, during the period of liquidation and until termination of the Venture, the Partners shall continue to receive cash and/or other property and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

     Section 20.6 Distribution of Proceeds of Liquidation. Regardless of the capital and undistributed earnings accounts of the Partners or their shares of profits and losses or their respective rights to receive distributions, the proceeds from liquidation shall be applied and distributed in the following order of priority:

        (a) First to the payment of (i) debts and liability of the Venture, except loans or advances that may have been made by any of the General Partners to the Venture pursuant to Section 5.2, and (ii) expenses of liquidation;

        (b) Then to the setting up of any reserves which the Liquidating Partner may deem necessary for any contingent or unforeseen liabilities or obligations of the Venture or of the Partners out of or in connection with the Venture. Said reserves may be paid over by the Partners to a bank or trust company acceptable to the Liquidating Partner as escrow to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Partner shall deem advisable, distributing the balance, if any, thereafter remaining, in the manner hereinafter provided;

        (c) Then to the repayment of any other loans that may have been made by any of the General Partners to the Venture pursuant to Section 5.2; and

        (d) Then any balance remaining shall be distributed to the Partners in accordance with the respective positive capital account balances and Section
20.4 hereof, provided, however, that if the liquidation of the Venture occurs pursuant to Section 17.1 or Section 17.2, then the distribution to be made to the Insolvent Partners or the Defaulting Partners shall be reduced by twenty percent (20%) and the distribution to be made to the Solvent Partner or Nondefaulting Partner shall be increased by the amount of that reduction. The Partners agree that damages resulting from liquidating pursuant to the occurrence of an Event of Default under Sections 17.1 or 17.2 are impossible to measure; therefore the Partners further agree that the distribution to be made under this Section 20.6(d) to the Insolvent Partners or the Defaulting Partners following liquidation pursuant to Sections 17.1 or 17.2 constitutes the Partners' best estimate of any such damages and is not a penalty. Except as provided in Section 20.4 or as otherwise provided by law, no Partner shall be obliged to restore any negative balance in its capital account.

     Section 20.7 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Venture and the discharge of liabilities to creditors so as to enable the Partners to minimize the losses normally attendant upon a liquidation.

     Section 20.8 Financial Statements. During the period of winding up, the Venture's then independent certified public accountants shall prepare and furnish to each of the Partners, until complete liquidation is accomplished, all the financial statements provided for in Section 6.2.


                                   ARTICLE XXI
                                     NOTICES

     Section 21.1 Notices. No notice or other communication hereunder shall be sufficient to affect any rights, remedies or obligations of any party hereto unless such notice or communication is in writing and delivered to the person or persons whose rights, remedies or obligations are affected, except that any such written notice or communication which is hand delivered, delivered by prepaid overnight courier service or mailed by prepaid certified mail, return receipt requested, addressed to the respective and appropriate party as follows (or to such other address as the parties may indicate in writing in accordance with this Section):

     If to D&E to:          D&E Wireless, Inc.
                            4139 Oregon Pike
                            Ephrata, Pennsylvania  17522

     If to Omnipoint to:    Omnipoint Venture Partner I, LLC
                            c/o Omnipoint Communications, Legal & Regulatory
                            16 Wing Drive
                            Cedar Knolls, New Jersey  07927

     If to Omnipoint LP:    Omnipoint Holdings, Inc.
                            c/o Omnipoint Communications, Legal & Regulatory
                            16 Wing Drive
                            Cedar Knolls, New Jersey  07927

     If to the Venture to:  D&E/Omnipoint Wireless Joint Venture, L.P.
                            4139 Oregon Pike
                            Ephrata, Pennsylvania  17522

shall be deemed sufficient upon hand delivery, one day after deposit with such overnight courier service, or three days after such mailing, as the case may be.

     Section 21.2 Copies. A copy of any notice, service of process or other document in the nature thereof relating to the Venture, received by any Partner from anyone other than another Partner shall be delivered by the receiving Partner to the other Partners as soon as practicable.


                                  ARTICLE XXII
                                  MISCELLANEOUS

     Section 22.1 Governing Law; Ownership. Except as is expressly herein stipulated to the contrary, the rights and obligations of the Partners and the administration and termination of the Venture shall be governed by the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware. The validity, performance, and all matters relating to the interpretation and effect of this Agreement shall be governed by the internal law in effect in the State of Delaware, without regard to principles of law (such as "conflicts of law") that might make the law of some other jurisdiction applicable. The interest of each Partner in the Venture shall be personal property for all purposes. All real and other property owned by the Venture shall be deemed owned by the Venture as a partnership and no Partner, individually, shall have any individual ownership rights in and to such property.

     Section 22.2 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions All approvals of either party hereunder shall be in writing.

     Section 22.3 Service; Jurisdiction. Each of the Partners agrees to (a) their revocable designation of the Secretary of State of the State of Delaware as its agent upon whom process against it may be served, and (b) personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Agreement.

     Section 22.4 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     Section 22.5 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Venture.

     Section 22.6 References of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

     Section 22.7 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     Section 22.8 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective successors and permitted assigns, and each and every successor to any Partner, whether such successor acquires such interest by way of purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

     Section 22.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same Agreement.

     Section 22.10 Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by each of the Partners.


                            {Signatures on next page}

        IN WITNESS WHEREOF, the Partners have executed this Agreement as of the 14th day of November, 1997.

                                       "GENERAL PARTNERS"

                                       D&E WIRELESS, INC.,
                                       a Pennsylvania corporation


                                       By: /s/ Donald R. Kaufmann
                                           -----------------------------------


                                       OMNIPOINT VENTURE PARTNER I, LLC,
                                       a Delaware corporation


                                       By: /s/ George Schmitt
                                           -----------------------------------




                                       "LIMITED PARTNERS"

                                       D&E WIRELESS, INC.,
                                       a Pennsylvania corporation


                                        By: /s/ Donald R. Kaufmann
                                            -----------------------------------




                                       OMNIPOINT HOLDINGS, INC.,
                                       a Delaware corporation


                                       By: /s/ George Schmitt
                                           -----------------------------------

                                   SCHEDULE A

                          INITIAL CAPITAL CONTRIBUTIONS

                                   SCHEDULE B

                        TAX BASIS OF CONTRIBUTED PROPERTY

                                   SCHEDULE C

                              INITIAL BUSINESS PLAN



                                      -53-